Supplement Dated February 21, 2006 to the
          Proxy Statement of Lebenthal New Jersey Municipal Bond Fund (the "Lebenthal Fund"), a series of Lebenthal Funds, Inc., and the Prospectus of Merrill Lynch New Jersey Municipal Bond Fund
       (the "Merrill Lynch Fund"), a series of Merrill Lynch Multi-State
         Municipal Series Trust (the "Trust"), dated February 3, 2006


      On February 15, 2006, BlackRock, Inc. ("BlackRock") and Merrill Lynch & Co., Inc. ("Merrill Lynch") announced that they have reached an agreement to merge Merrill Lynch's investment management business, Merrill Lynch Investment Managers, L.P. and certain affiliates (including Fund Asset Management, L.P.), and BlackRock to create a new independent company that will be one of the world's largest asset management firms with nearly $1 trillion in assets under management. Merrill Lynch will hold a 49.8% stake and will have a 45% voting interest in the combined company. The new company will operate under the BlackRock name and be governed by a board of directors with a majority of independent members. The combined company will offer a full range of equity, fixed income, cash management and alternative investment products with strong representation in both retail and institutional channels in the U.S. and in non-U.S. markets. It will have over 4,500 employees in 18 countries and a major presence in most key markets, including the United States, the United Kingdom, Asia, Australia, the Middle East and Europe. The transaction has been approved by the boards of directors of both Merrill Lynch and BlackRock and is expected to close in the third quarter of 2006.

      As a result of the above transaction, the combined company is expected to become the investment adviser to the Merrill Lynch Fund contingent upon the approval of the Trust's Board of Trustees and the Merrill Lynch Fund's shareholders. If the Reorganization transaction described in the Proxy Statement/Prospectus is approved by stockholders of the Lebenthal Fund, Lebenthal Fund's stockholders will become stockholders of the Merrill Lynch Fund.